Exhibit 10.1

LOAN AND TRANSFER AGREEMENT

THIS LOAN AND TRANSFER AGREEMENT (this “Agreement”) is made and entered into effective as of February 15, 2024 (the “Effective Date”), by, between and among each of the parties listed on the signature page under the caption “Investor” (each, an “Investor” and together the “Investors”), TortoiseEcofin Acquisition Corp. III, a Cayman Island exempted company (“SPAC”), TortoiseEcofin Sponsor III LLC, a Cayman Island limited liability company (“Sponsor” or “Borrower”) and One Energy Enterprises Inc., a Delaware corporation (“Target”). Each Investor, SPAC, Sponsor and Target are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, SPAC is a special purpose acquisition company that closed on its initial public offering on July 19, 2021, with 24 months to complete an initial business combination, subject to extension (the “De-SPAC”).

WHEREAS, on August 14, 2023 SPAC entered into a Business Combination Agreement with TRTL III Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of SPAC and Target (the “Business Combination”). In connection with the Business Combination, SPAC will domesticate as a Delaware corporation and all of the outstanding Class A Ordinary Shares of SPAC shall be converted into Class A Common Stock.

WHEREAS, in connection with the Business Combination all of the outstanding Class A ordinary shares of SPAC (each, a “Class A Ordinary Share”) shall be converted into shares of Class A common stock of SPAC (“Class A Common Stock”);

WHEREAS, the SPAC held a Special Meeting on October 19, 2023 during which the SPAC’s shareholders approved a proposal to further extend the date by which the SPAC has to consummate a business combination for six (6) additional one (1) month periods (the “Extension”), from October 22, 2023 to April 22, 2024 (“Renewal Period”). For each one month extension (“Partial Renewal Period”), Sponsor will deposit into the Trust Account $0.015 per share for each public share that was not redeemed.

WHEREAS, as of the date of this Agreement, the SPAC has not completed the Business Combination and needs additional working capital as well as to make Extension payments.

WHEREAS, on October 20, 2023, SPAC issued a promissory note in the aggregate amount of up $1,553,823.18 (the “SPAC Loan”) for payments for the Extension;

WHEREAS, Investor will lend to Sponsor $__________ (the “Loan”), which will in turn be loaned by the Borrower to the SPAC (the “SPAC Loan”) to cover a portion of the Extension fees with any balance to be used for SPAC’s working capital;

WHEREAS, SPAC intends to pay all principal under the SPAC Loan to Sponsor at the closing of the De-SPAC transaction (the “De-SPAC Closing”), in accordance with Section 2 below, and Sponsor will thereafter pay all principal under the Loan to Investor in accordance with Section 2 below;

WHEREAS, Target has issued and outstanding a class of Series A Preferred Stock (“Series A Preferred”) that contains a mandatory trigger for conversion in the event the De-SPAC Closing occurs and certain financial parameters set forth in the Series A Preferred are met (the “Mandatory Trigger”).

WHEREAS, Sponsor owns 6,915,000 Class B ordinary shares of SPAC (each, a “Class B Ordinary Share”) and TortoiseEcofin Borrower LLC, a Delaware limited liability company (“TEB”) owns 1,040,000 Private Placement Warrants to acquire one Class A Ordinary Share;

WHEREAS, Hennessy Capital Growth Partners Fund I SPV V, LLC, a Delaware limited liability company (“HCGP”), on July 19, 2023 acquired from TEB all of its limited liability company interests in the Sponsor as well as 5,893,333 Private Placement Warrants; and

WHEREAS, Sponsor will benefit from the Loan being made by Investor to Sponsor and the SPAC Loan being made from the Sponsor to the SPAC.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreement contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE SHARE PURCHASE, LOAN AND SPAC LOAN

1.1	Closing. The Loan shall be made by each Investor to the Sponsor in cash, on or prior to February, 16, 2024 or on such date as the Parties may agree in writing (such date, the “Closing”).

1.2	SPAC Loan. Immediately following the Closing, the SPAC Loan shall be made by the Sponsor to the SPAC.

1.3	Terms of Loan. The Loan shall not accrue interest and shall be repaid upon the closing of the De-SPAC.

1.4

Terms of SPAC Loan. Sponsor shall pay to the Investor all repayments of the SPAC Loan that Sponsor has received from SPAC within five (5) business days of the De-SPAC Closing. Subject to Section 3.3, SPAC and Sponsor shall be jointly and severally obligated for such payment.

1.5	Share Transfer. At the De-SPAC Closing, Sponsor shall transfer to each Investor _______ Class B Ordinary Shares in return for the Loan from such Investor.

1.6	Wiring Instructions. At the Closing, Investor shall advance the Loan proceeds to Sponsor by wire transfer of immediately available funds pursuant to the wiring instructions separately provided.

ARTICLE II

REPAYMENT OF LOAN AND SPAC LOAN

2.1

No Interest Payable by SPAC. The SPAC shall not be responsible for the payment of any interest on the Loan or SPAC Loan and shall only be required to repay the principal amount of the SPAC Loan upon completion of the De-SPAC. For the sake of clarity, the SPAC Loan shall accrue no interest to the Sponsor. In the event the De-SPAC Closing does not occur and the SPAC is liquidated, the SPAC Loan shall be automatically forgiven by the Sponsor. Investor acknowledges that in the event that the De-SPAC Closing does not occur, it is unlikely that Investor will be able to recover any amounts due under the Loan.

2.2

Repayment Upon De-SPAC Closing. In the event the De-SPAC Closing occurs, the Sponsor shall repay the principal amount of the Loan in cash to the Investor within five (5) days of the De-SPAC Closing. In addition, Target shall pay Investor a one-time cash payment of $_______ as a financial benefit charge. For clarity, the total amount repaid to the Investor shall be $_______ (equal to the principal plus the $_______ payment).

2.3

Put Option. In the event the De-SPAC Closing occurs and the Mandatory Trigger occurs, each Investor shall have a one-time option to cause the combined publicly listed company to repurchase up to _______ shares (which amount shall be determined by Investor), on an as converted basis, of Class A Common Stock owned by the Investor at a price equal to $10.00 per share of Class A Common Stock. This option provided in this Section 2.3 must be exercised within the first thirty (30) trading days following the De-SPAC Closing.

2.4

Conversion if De-SPAC Closing Does Not Occur. If the De-SPAC Closing does not occur, Target agrees to issue to each Investor a number of shares of Target common stock equal to such Investor’s Loan at a price that values Target at the most recent private company valuation of the Target where a sophisticated 3rd party investor invested equity (including but not limited to preferred equity) capital. If Target has not caused its shares of common stock to be listed on a national securities exchange before December 31, 2026, each Investor shall have a one-time option to cause Target to redeem all of their owned shares that are a direct result from this Agreement at an amount equal to the product of (x) 1.05 and (y) the Loan Amount.

2.5

No Lock-Up. The Target, the Sponsor, and the SPAC agree to take such actions as reasonably necessary to ensure that the Class B Ordinary Shares transferred to the Investor as a result of a successful De-SPAC transaction will not be subject to any additional time based lock-up requirements in the Business Combination Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to each other Party as of the date of this Agreement and as of the Closing that:

3.1

Authority. Such Party has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Party of this Agreement and the consummation of the transfer have been duly authorized by all necessary action on the part of the relevant Party, and no further approval or authorization is required on the part of such Party. This Agreement will be valid and binding on each Party and enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.2

Acknowledgement. Each Investor acknowledges and agrees that the Class B Ordinary Shares and Target Shares, if any, (the Class B Ordinary Shares and Series A Preferred together, the “Acquired Shares”) have not been registered under the Securities Act of 1933 (as amended, the “Securities Act”) or under any state securities laws and the Investor represents that, as applicable, it (a) is acquiring the Acquired Shares pursuant to an exemption from registration under the Securities Act with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Acquired Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Loan and of making an informed investment decision, and has conducted a review of the business and affairs of the SPAC that it considers sufficient and reasonable for purposes of making the transfer, and (d) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).

3.3

Trust Waiver. Each of Investor and Target acknowledges that the SPAC is a blank check company with the powers and privileges to effect a business combination and that a trust account has been established by the SPAC in connection with its initial public offering (“Trust Account”). For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Investor and Target, on behalf of itself and its representatives, waives any and all right, title and interest, or any claim of any kind it now has or may have in the future, in or to any monies held in the Trust Account (including any distributions therefrom), and agrees not to seek recourse against the Trust Account (including any distributions therefrom) for any claims in connection with, as a result of, or arising out of this Agreement; provided, however, that nothing in this Section 3.3 shall (a) serve to limit or prohibit Investor’s or Target’s right to pursue a claim against the SPAC for legal relief against assets outside the Trust Account, for specific performance or other relief, (b) serve to limit or prohibit any claims that Investor or Target may have in the future against the SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds but excluding any distributions from the Trust Account), or (c) be deemed to limit Investor’s or Target’s right, title, interest or claim to the Trust Account by virtue of Investor’s or Target’s record or beneficial ownership of securities of the SPAC acquired by any means other than pursuant to this Agreement, including but not limited to any redemption right with respect to any such securities of the SPAC.

3.4	Restricted Securities. Investor hereby represents, acknowledges and warrants its representation of, understanding of and confirmation of the following:

•

Investor realizes that, unless subject to an effective registration statement, the Acquired Shares cannot readily be sold as they will be restricted securities and therefore the Acquired Shares must not be accepted unless Investor has liquid assets sufficient to assure that Investor can provide for current needs and possible personal contingencies;

•

Investor understands that, because SPAC is a former “shell company” as contemplated under paragraph (i) of Rule 144, regardless of the amount of time that the Investor holds the Class B Ordinary Shares or shares of Class A Common Stock, sales of the Class B Ordinary Shares or Class A Common Stock may only be made under Rule 144 upon the satisfaction of certain conditions, including that SPAC is no longer a ‘shell company’ and that SPAC has not been a ‘shell company’ for at least the last 12 months—i.e., that no sales of Acquired Shares can be made pursuant to Rule 144 until at least 12 months after the De-SPAC Closing; and SPAC has filed with the United States Securities and Exchange Commission (the “SEC”), during the 12 months preceding the sale, all quarterly and annual reports required under the Securities Exchange Act of 1934, as amended;

•

Investor confirms and represents that it is able (i) to bear the economic risk of the Acquired Shares, (ii) to hold the Acquired Shares for an indefinite period of time, and (iii) to afford a complete loss of the Acquired Shares; and

•	Investor understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Acquired Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

The Sponsor or Target, as the case may be, shall take all steps necessary in order to remove the legend referenced in the preceding paragraph from the Acquired Shares immediately following the earlier of (a) the effectiveness of a registration statement applicable to the Acquired Shares or (b) any other applicable exception to the restrictions described in the legend occurs.

3.5

Conversion. SPAC, Sponsor, and Target each hereby represent and warrant to Investor that: (i) upon the De-SPAC Closing, all Class B Ordinary Shares, including those awarded to Investor herein, will automatically convert into Class A Common Stock without any further action required by Investor (the “Class B Conversion”); and, (ii) following the Class B Conversion, there shall be no transfer restrictions imposed by SPAC, Sponsor or Target on the Class A Common Stock; provided that the Acquired Shares shall remain “restricted securities” within the meaning of the Securities Act, but may be resold under Rule 144 subject to the limitations therein.

3.6

Registration Rights. In connection with the De-SPAC Closing, SPAC shall amend the Registration Rights Agreement dated as of July 19, 2021 to provide that the Class A Common Stock issued to Investor shall be considered Registrable Securities thereunder, and shall include all such Class A Common Stock held by Investor in the registration statement. SPAC is required to file within thirty (30) days after the consummation of the De-SPAC Closing pursuant to Section 2.1.1 as well as grant Investor the other rights contained in such Registration Rights Agreement.

ARTICLE IV

MISCELLANEOUS

4.1

Injunctive Relief. It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by any Party of any covenants or obligations herein, and that any such breach by a Party may cause the other Parties great and irreparable injury and damage. Accordingly, the breaching Party agrees that the other Parties shall be entitled, without waiving any additional rights or remedies otherwise available to the breaching Party at law or in equity or by statute, to seek injunctive and other equitable relief in the event of a breach or intended or threatened breach by the breaching Party of any of said covenants or obligations.

4.2

Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

4.3	Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

4.4

No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

4.5

Term of Obligations. The term of this Agreement shall expire on the later of (i) (6) months after the De-SPAC Closing and (ii) the redemption of the Target Shares. However, the obligations set forth herein that are intended to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement, including for the avoidance of doubt, the obligations to remove restrictive legends in Section 3.3 and the provisions set forth in Section 4.1 and the indemnity obligations set forth in Section 4.15.

4.6

Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other Proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

4.7

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

4.8

Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless mutually approved in writing.

4.9

Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

4.10

Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice.

If to Investor:

If to SPAC or Sponsor:

TortoiseEcofin Acquisition Corp. III

195 US HWY 50, Suite 208

Zephyr Cove, NV 89448

If to Target:

One Energy Enterprises Inc.

Attn: General Counsel

12385 Township Rd 215

Findlay, OH 45840

contracts@oneenergyllc.com

4.11

Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

4.12

Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

4.13

Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

4.14

Indemnification. Subject to Section 3.3, SPAC agrees to indemnify and hold harmless Investor, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but excluding financial losses to an Indemnified Party relating to the economic terms of this Agreement), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Agreement, the performance by the SPAC and Sponsor of their respective obligations hereunder, the consummation of the transactions contemplated hereby or any pending or threatened claim or any action, suit or proceeding against the SPAC, its Sponsors, or the Investor; provided that SPAC will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Investor’s material breach of this Agreement or from Investor’s willful misconduct, or gross negligence. In addition (and in addition to any other reimbursement of legal fees contemplated by this Agreement), SPAC will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of SPAC. The provisions of this paragraph shall survive the termination of this Agreement.

[remainder of page intentionally left blank; signature page follows]

The Parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SPAC:

TortoiseEcofin Acquisition Corp. III

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

SPONSOR:

TortoiseEcofin Sponsor III LLC

By: Hennessy Capital Growth Partners Fund I SPV V, LLC, its managing member

By:	/s/ Thomas Hennessy
Name: Thomas Hennessy
Title: Chief Executive Officer

TARGET:

One Energy Enterprises Inc.

By:	/s/ Jereme Kent
Name:	Jereme Kent
Title:	Chief Executive Officer

INVESTOR:

By:
Name:
Title: